Exhibit 10.9

Final

AMENDMENT NUMBER 6 TO PURCHASE AGREEMENT DCT-021/03

This Amendment Number 6 to Purchase Agreement DCT-021/03, dated as of January 24th, 2005 (“Amendment No. 6”) relates to the Purchase Agreement Number DCT-021/03 between EMBRAER-Empresa Brasileira de Aeronáutica S.A. (“Embraer”) and US Airways Group, Inc. (“Buyer”) dated May 9th, 2003 (as amended, the “Purchase Agreement”). Buyer and Embraer are collectively referred to herein as the “Parties”. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings set forth or referred to in the Purchase Agreement, in the Letter Agreement DCT-022/03 dated as of May 9th, 2003 (as amended, the “Letter Agreement”) or in the Financing Letter of Agreement DCT-023/03 dated as of May 9th, 2003, each executed between Buyer and Embraer.

WITNESSETH

WHEREAS, Buyer and Embraer entered into the Purchase Agreement, pursuant to which Embraer agreed to manufacture and sell to Buyer, and Buyer agreed to purchase and take delivery from Embraer of, eighty-five (85) Firm Aircraft;

WHEREAS, Buyer and Embraer entered into the Letter Agreement pursuant to which, among other things, the Parties agreed to additional terms and conditions relating to the sale and purchase of Firm Aircraft;

WHEREAS, on September 12, 2004 (the “Petition Date”), Buyer filed a voluntary petition for reorganization relief under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the “Court”) in the matter entitled, In re US Airways, Inc., et al., Case No. 04-13819 (the “Bankruptcy Proceedings”);

WHEREAS, prior to the Petition Date, Buyer and/or its airline subsidiaries had taken delivery of twenty-two (22) of the eighty-five (85) Firm Aircraft, pursuant to the terms and conditions of the Purchase Agreement and the Original Financing LOA (as defined below);

WHEREAS, immediately following the Petition Date, the delivery of Firm Aircraft pursuant to the Purchase Agreement and the Original Financing LOA (as defined below) was suspended;

WHEREAS, Buyer and Embraer entered into that certain Post-Petition Purchase Agreement – Modification and Aircraft Financing Term Sheet dated as of December 16, 2004 (the “Term Sheet”), which contemplates, among other things, (i) certain modifications to the Purchase Agreement, the Letter Agreement and the Financing Letter of Agreement DCT-023/03 executed between Buyer and Embraer, dated as of May 9, 2003 (the “Original Financing LOA,” and together with the Purchase Agreement and the Letter Agreement, the “Embraer Agreements”), and (ii) the terms and conditions pursuant to which three (3) Embraer 170 Aircraft, i.e. Firm Aircraft #023, #024 and #025 (collectively, the “First Three Production Aircraft”), shall be delivered to Buyer;

WHEREAS, on January 13, 2005, the Court entered an order (the Embraer Order”) approving the transactions contemplated in the Term Sheet;

WHEREAS, simultaneously with the execution hereof, the Parties have entered into that certain Amended and Restated Financing Letter of Agreement DCT-023/03 (the “Financing LOA”), pursuant to which the parties have agreed to amend and restate the terms of the Original Financing LOA to reflect the modifications contemplated in the Term Sheet;

WHEREAS, other than delivery of the First Three Production Aircraft and three (3) additional Aircraft, i.e., Firm Aircraft #026, #027 and #028 (collectively, the “Final Three Production Aircraft”), all remaining Firm Aircraft shall be delivered only upon Buyer’s assumption of each of the Embraer Agreements, to the extent assumable, pursuant to Section 365 of the Bankruptcy Code, and in accordance with a new delivery schedule to be agreed to by the parties as contemplated in the Term Sheet, which schedule and terms shall be contained in an amended and restated Purchase Agreement and a second amended and restated Financing Letter of Agreement, each to be mutually agreed upon by Buyer and Embraer; and

WHEREAS, in accordance with, and as contemplated by, the Term Sheet and the Embraer Order, and in anticipation of future deliveries of Aircraft pursuant to an amended and restated Purchase Agreement, the Parties wish to amend and modify the Purchase Agreement and Letter Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, Embraer and Buyer do hereby agree as follows:

1.	APPLICATION OF DEPOSITS AND PROGRESS PAYMENTS

1.1 Buyer hereby agrees that Embraer shall create a reserve of $11,500,000 (the “Reserve”) from the total amount of Initial Deposits and Progress Payments paid to date by Buyer pursuant to Article 4.1 of the Purchase Agreement other than those amounts paid in connection with the GECC Aircraft (as such term is defined in the Financing LOA) (“PDPs”) and that the Reserve shall offset the loan amounts due by Buyer to Embraer or its affiliates from October 2004 through and including July 2005 (the “Loan Amounts”), as required by those certain loan agreements concerning seven (7) EMBRAER 170 Aircraft which have been delivered to Buyer prior to the date hereof and financed by affiliates of Embraer (“Loan Agreements”). The Reserve shall be created upon execution of the agreements between Buyer and Embraer pursuant to Section 1110(a)(2) of the United States Bankruptcy Code concerning each of the Loan Agreements (“Section 1110 Agreements”). The Loan Amounts shall be calculated as provided for in each such Loan Agreement. After offset from the Reserve of the

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loan amount due on July 15, 2005 (the “Reconciliation Date”) in connection with the Aircraft bearing United States registration number N815MD, the Parties shall reconcile the actual Loan Amounts due through the Reconciliation Date (taking into account any fluctuations in the “Loan Rate” as described by each Loan Agreement) against the Reserve. If any additional amount should be due to Embraer as a result of such reconciliation, Embraer shall immediately deduct the applicable amount from the GECC Aircraft PDPs (as defined below). If any portion of the Reserve is not applied to the Loan Amounts after such reconciliation, such portion shall be deemed nonrefundable and shall be applied to the progress payment obligations of Buyer for the Final Three Production Aircraft and the new delivery schedule to be negotiated pursuant to Section 2.3.

For the avoidance of doubt, the total amount of PDPs paid in connection with the GECC Aircraft (the “GECC Aircraft PDPs”) and currently held by Embraer is USD 18,343,769 (eighteen million, three hundred and forty-three thousand, seven hundred and sixty-nine United States dollars).

1.2 Buyer further agrees that upon execution of the Section 1110 Agreements, an amount equal to USD 4,216,647 (four million, two hundred and sixteen thousand, six hundred and forty-seven United States dollars) shall be immediately deducted from the PDPs and applied by Embraer as liquidated damages payable to Embraer in connection with suspension of the deliveries of six (6) EMBRAER 170 Aircraft (the “Undelivered Aircraft”) originally scheduled to occur during the period from the commencement of the Bankruptcy Proceedings through December 31, 2004 (the “Suspension Period”).

1.3 After application of the PDPs pursuant to Sections 1.1 and 1.2 above, the balance of PDPs currently held by Embraer (other than the GECC Aircraft PDPs) shall be directly applied as Buyer’s equity contribution towards the payment of the Aircraft Purchase Price of the First Three Production Aircraft, and such balance shall be divided by three (3) and each third shall be applied to the Aircraft Purchase Price of each of the First Three Production Aircraft .

1.4 At such time as (w) Embraer has created the Reserve for the Loan Amounts pursuant to Section 1.1 hereof; (x) Embraer has applied PDPs in the amount of USD 4,216,647 (four million, two hundred and sixteen thousand, six hundred and forty-seven United States dollars) on account of liquidated damages for Undelivered Aircraft in accordance with Section 1.2 hereof; (y) Embraer has applied PDPs in connection with the Buyer’s acquisition of, and equity contribution to, the First Three Production Aircraft, as described by Section 1.3 hereof; and (z) Buyer has taken delivery of the First Three Production Aircraft pursuant to Section 2.1 hereof, the GECC Aircraft PDPs shall be deemed nonrefundable (subject to the application of such amounts in accordance with Section 1.5 below) and free and clear of any liens of the ATSB Lender (as such term is defined in the Court’s order dated October 15, 2004 in regard to cash collateral, the “ATSB Order”) or any other entity claiming directly or indirectly

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through Buyer, and Embraer may retain all such amounts on account of liquidated damages pursuant to Section 20.3 of the Purchase Agreement to cover damages which may be incurred by Embraer in the event that either (i) the Bankruptcy Proceedings are converted to a chapter 7 proceeding or a substantial portion of Buyer’s assets are otherwise liquidated, other than pursuant to a sale of substantially all of Buyer’s assets as a going concern, or (ii) Buyer ultimately rejects the Purchase Agreement.

1.5 In the event of an assumption of the Purchase Agreement and confirmation of a plan of reorganization or a GECC commitment to reinstate financing for any Aircraft, the parties shall negotiate a new delivery schedule as provided for in Section 2.3 of this Amendment No. 6. Upon the agreement by the Parties concerning such delivery schedule, the GECC Aircraft PDPs (so long as such amounts are not retained by Embraer as partial liquidated damages pursuant to Section 3.2 hereof) shall be applied to progress payment obligations for the new delivery schedule accordingly. In such event, upon each delivery of any Aircraft in which the relevant Aircraft Purchase Price is financed by GECC or by any other third party, the relevant amount for such Aircraft (as determined in accordance with Article 4 of the Purchase Agreement) shall be deducted from the GECC Aircraft PDPs held by Embraer in connection with the GECC Aircraft and returned to Buyer in accordance with Article 4.1.5 of the Purchase Agreement.

2.	CHANGES IN THE AIRCRAFT DELIVERY SCHEDULES

2.1 The Parties hereby agree that, subject to the conditions precedent contained in the Financing LOA, the First Three Production Aircraft shall be delivered in the month of January 2005 and shall be financed pursuant to the terms and conditions in the Financing LOA. The Final Three Production Aircraft are scheduled to be delivered in the month of March 2005, and shall be delivered no later than July 31, 2005.

2.2 After delivery of the First Three Production Aircraft and the conclusion of production of the Final Three Production Aircraft, the production of all remaining Firm Aircraft scheduled for delivery pursuant to Attachment E to the Purchase Agreement (“Attachment E”) shall be suspended, and no further obligation shall arise with respect hereto (except as otherwise contemplated herein) and such remaining Firm Aircraft shall be remarketed and disposed of by Embraer as permitted by applicable law. In the event the First Three Production Aircraft or the Final Three Production Aircraft are not delivered as provided for herein, such First Three Production Aircraft and/or Final Three Production Aircraft shall be remarketed and disposed of by Embraer as permitted by applicable law.

2.3 The parties hereby agree to negotiate a new delivery schedule for all originally scheduled Firm Aircraft indicated on Attachment E which were not delivered as of the commencement of the Bankruptcy Proceeding (other than the First Three Production Aircraft and/or the Final Three Production Aircraft) in the

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event of an assumption of the Purchase Agreement pursuant to Section 365 of the United States Bankruptcy Code (the “Bankruptcy Code”), confirmation of a plan of reorganization or a GECC commitment to reinstate financing. Any such assumption of the Embraer Agreements shall include the new delivery schedule on an amended Attachment E.

2.4 The delivery schedule of Reconfirmable Aircraft and Option Aircraft pursuant to Attachment E is hereby deleted in its entirety. Embraer confirms that as of the date of this Amendment No. 6 no delivery positions for Reconfirmable Aircraft or Option Aircraft are being reserved for Buyer.

3.	LIQUIDATED DAMAGES

3.1 Notwithstanding the application of PDPs on account of liquidated damages pursuant to Section 1.2 hereof, additional liquidated damages may arise with respect to the First Three Production Aircraft and the Final Three Production Aircraft as follows: (i) if the First Three Production Aircraft are not delivered by January 31, 2005 such First Three Production Aircraft shall be terminated and damages shall be liquidated as provided for in Article 20.3 of the Purchase Agreement, provided that the damages calculated pursuant to Article 20.3 shall be reduced by that portion of the amount of PDPs applied pursuant to Section 1.2 hereof; (ii) if the Final Three Production Aircraft are not delivered by March 31, 2005 then liquidated damages shall accrue from April 1, 2005 until the delivery of such Final Three Production Aircraft at a rate of USD 162,795 (one hundred sixty-two thousand, seven hundred and ninety-five United States dollars) per month (or pro-rata portion thereof) per each of the Final Three Production Aircraft until thirty (30) days after confirmation of a plan of reorganization but in no event later than July 31, 2005.

3.2 If the Final Three Production Aircraft are not delivered by July 31, 2005, such Final Three Production Aircraft shall be terminated and damages shall be liquidated as provided for in Article 20.3 of the Purchase Agreement, provided that the damages calculated pursuant to such Article 20.3 shall be reduced by that portion of the amount of PDPs applied by Buyer pursuant to Section 1.2 hereof with respect to the Final Three Production Aircraft.

3.3 All such damages due upon a termination of the Purchase Agreement with respect to any of the First Three Production Aircraft and the Final Three Production Aircraft as described above may be deducted at Embraer’s discretion from the PDPs and from the GECC Aircraft PDPs.

4.	SPARE PARTS DEPOT

Notwithstanding the terms of that certain Buyer’s letter dated June 1, 2004 requesting Embraer to establish the Embraer 170 Family Spare Parts Depot on site at the Philadelphia International Airport, Embraer shall not be obligated to

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establish such Spare Parts Depot at the Philadelphia International Airport or any other location pursuant to Article 19 of the Letter Agreement until after the effective date of Buyer’s plan of reorganization.

5.	APPLICATION OF THE SPARE PARTS CREDIT

5.1 The balance of the spare parts credits issued by Embraer pursuant to Article 5 of Schedule C to the Letter Agreement (the “Spares Credit Provision”) and available as of November 15, 2004, less the amount [REDACTED] (the “Remaining Spare Parts Credits”), shall be applied to pre-petition amounts and post-petition amounts specified in Sections 5.2 and 5.3 below and which were due from Buyer and its affiliates for maintenance services provided by Embraer Aircraft Customer Services, Inc (“EACS”) and Embraer Aircraft Maintenance Services, Inc. (“EAMS”). In addition, all parts and equipment sold or transferred to Buyer by Embraer, EACS, EAMS and their affiliates in connection with maintenance services constitute Section 1110 Assets within the meaning of the ATSB Order. The Remaining Spare Parts Credits shall be applied to the outstanding balances due EAMS and EACS through November 15, 2004 and to all taxes incurred by Embraer, EAMS, and EACS in application of such credits to such balances. All payments due and owing by Buyer to EACS and EAMS after November 15, 2004 shall be deemed to be according to customary terms as provided for in the Court’s order of September 15, 2004.

5.2 The Remaining Spare Parts Credits shall be applied in full satisfaction of the outstanding balance owed by Buyer and its affiliates to EACS through November 15, 2004 in the amount of [REDACTED] (“EACS Balance”), as indicated in Exhibit “A” attached hereto, and has been calculated pursuant to the terms of paragraph F of that certain Letter of Intent dated as of November 15, 2003 executed between Buyer and EACS and as amended from time to time. With respect to amounts due and owing after November 15, 2004, Buyer and its affiliates shall pay EACS on an ongoing basis in accordance with, that certain Letter of Intent No. 2 dated as of November 16, 2004 executed between Buyer and EACS and as amended from time to time. [REDACTED]

5.3 The Remaining Spare Parts Credit shall be applied in full satisfaction of all outstanding balances owed by Buyer and its affiliates to EAMS through November 15, 2004, plus the applicable Brazilian transfer taxes, which amount in the aggregate equals [REDACTED] and are described in Exhibit “B” attached hereto. With respect to amounts due and owing after November 15, 2004, Buyer and its affiliates shall pay EAMS for all post-petition maintenance services within 30 days of invoice.

5.4 No further spare parts credits previously made available by Embraer pursuant to the Spares Credit Provision shall be enforceable or valid unless the Purchase Agreement is assumed as contemplated in Section 2.3 hereof. [REDACTED]

Amendment No. 6 to Purchase

Agreement DCT-021/03

6.	CONDITIONS PRECEDENT

Embraer’s obligations under this Amendment No. 6 are contingent upon and subject to Court approval, in a form satisfactory to Embraer, of the Motion for an Order pursuant to 11 U.S.C. §§ 105(a), 362, 363, 364 and Section 1110 and Fed. R. Bankr. P. 9019 Authorizing the Debtors to enter into a Global Settlement including a Mortgage Loan facility with EMBRAER-Empresa Brasileira de Aeronáutica S.A. dated January 3, 2005.

7.	EFFECT UPON PURCHASE AGREEMENT

7.1 All terms and conditions of the Purchase Agreement and the Letter Agreement that have not been specifically and expressly altered or modified hereunder shall remain unmodified. In the event any conflict exists between the terms of the Purchase Agreement or the Letter Agreement and the terms of this Amendment No. 6, the terms of this Amendment No. 6 shall control.

7.2 The Parties hereby acknowledge and agree that Buyer’s execution of this Amendment No. 6 does not constitute a post-petition contract or an assumption of any of the Embraer Agreements, to the extent assumable, in the Bankruptcy Proceedings under section 365 of the Bankruptcy Code or othewrwise, and Buyer reserves all of its rights in this regard.

8.	COUNTERPARTS

This Amendment No. 6 may be executed by the Parties in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

9.	CONFIDENTIALITY

Notwithstanding anything to the contrary contained herein or in the Purchase Agreement, including, without limitation, Article 24 thereof, the Parties hereby agree that Buyer may disclose the terms and conditions of the Purchase Agreement and this Amendment No. 6 to (i) the parties to that ATSB loan agreement, dated as of March 31, 2003, as amended, and their respective professional advisors, (iii) the professional advisors of the Official Committee of Unsecured Creditors in the Bankruptcy Proceedings, and (iii) any prospective lender to and/or equity investor in Buyer and their respective professional advisors; provided, however, that such parties agree to hold the terms and conditions of the Agreement and this Amendment No. 6 confidential.

[signature page follows]

Amendment No. 6 to Purchase

Agreement DCT-021/03

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 6 to be duly executed and delivered by their proper and duly authorized officers and to be effective as of the day and year first above written.

US AIRWAYS GROUP, INC.	EMBRAER – EMPRESA BRASILEIRA DE AERONÁUTICA S.A.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title:

Witness:	Witness:
Name:	Name:

Date:	Date:
Place:	Place:

Amendment No. 6 to Purchase

Agreement DCT-021/03

Exhibit “A” to Amendment Number 6 to Purchase Agreement DCT-021/03

EACS – EMBRAER AIRCRAFT CUSTOMER SERVICES, INC.

Open Accounts Receivable for Invoices Through November 15, 2004

[REDACTED]

Exhibit “B” to Amendment Number 6 to Purchase Agreement DCT-021/03

EAMS - Embraer Aircraft Maintenance Services, Inc.

Open Accounts Receivable for Invoices Through November 15, 2004

[REDACTED]